Exhibit 2(k)(2)

FORM OF

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of                     ,          by and between BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (the “Administrator”), and APOLLO SENIOR FLOATING RATE FUND INC., a Maryland corporation (the “Fund”). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

A. The Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B. The Fund wishes to retain the Administrator to provide administration and accounting services to the Fund, and the Administrator wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1. Appointment. The Fund hereby appoints the Administrator as administrator to provide administration and accounting services to the Fund, in accordance with the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish such services. The Administrator shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein (or incidental thereto) or as may be specifically agreed to by the Administrator and the Fund in a written amendment hereto. The Administrator shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2. Instructions.

(a) Unless otherwise provided in this Agreement, the Administrator shall act only upon Oral Instructions or Written Instructions.

(b) The Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by the Administrator to be an Authorized Person) pursuant to this Agreement. The Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund’s charter and Bylaws or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors, unless and until the Administrator receives Written Instructions to the contrary.

(c) The Fund agrees to forward to the Administrator Written Instructions confirming Oral Instructions so that the Administrator receives the Written Instructions as soon as reasonably practicable. The fact that such confirming Written Instructions are not received by the Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Administrator’s ability to rely upon such Oral Instructions.

3. Right to Receive Advice.

(a) Advice of the Fund. If the Administrator is in doubt as to any action it should or should not take, the Administrator may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b) Advice of Counsel. If the Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, the Administrator may request advice from one counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or the Administrator, at the option of the Administrator).

(c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions the Administrator receives from the Fund and the advice the Administrator receives from counsel, the Administrator may rely upon and follow the advice of counsel.

(d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon the Administrator (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice.

4. Records; Visits.

(a) The books and records pertaining to the Fund which are in the possession or under the control of the Administrator shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during the Administrator’s normal business hours and otherwise upon the reasonable request of the Fund. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator to the Fund or to an Authorized Person, at the Fund’s expense.

(b) The Administrator shall keep the following records:

(i)	all books and records with respect to the Fund’s books of account;

(ii)	records of the Fund’s securities transactions; and

(iii)	all other books and records as the Administrator is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

5. Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Administrator, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Administrator a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party (without any action by such party in breach of the duty to keep such information confidential) at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is Fund information provided by the Administrator in connection with an independent third party compliance or other review (i.e. a SAS 70 review), provided that such third party is subject to a confidentiality agreement which requires it to protect Fund Confidential Information in a manner that is substantially similar to the requirements herein; (g) is required for the Administrator to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party. The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

6. Liaison with Accountants. The Administrator shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7. BNY Mellon System. The Administrator shall retain title to and ownership of any and all of its data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Administrator in connection with the services provided by the Administrator to the Fund. For the avoidance of doubt, it is acknowledged and agreed that any document or record of the Fund created by the Administrator for the Fund in connection with performing the services hereunder shall remain the property of the Fund, which shall not include the Administrator’s internal work papers, checklists and similar work product.

8. Disaster Recovery. The Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided the Administrator has taken reasonable steps to mitigate such loss or interruption and such loss or interruption is not caused by the Administrator’s own willful misfeasance, willful misconduct or negligence with respect to its duties under this Agreement.

9. Compensation.

(a) As compensation for services rendered by the Administrator during the term of this Agreement, the Fund will pay to the Administrator a fee or fees as may be agreed to in writing by the Fund and the Administrator.

(b) The Fund hereby represents and warrants to the Administrator that (i) the terms of this Agreement and (ii) the fees and expenses associated with this Agreement (including, for example, any waivers or reimbursements thereof) have been disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses or waivers and reimbursements.

10. Standard of Care/Limitation of Liability.

(a) Subject to the terms of this Section 10, the Administrator shall not be liable for any costs, expenses, damages, liabilities or claims, including reasonable attorneys’ and accountants’ fees (collectively, “Losses”), incurred by or asserted against the Fund, except those Losses arising out of the Administrator’s or an Administrator affiliate’s failure to act in good faith in a commercially reasonable manner and without negligence, willful misfeasance or willful misconduct (“Standard of Care”).

(b) The Administrator’s cumulative maximum liability for any and all Losses arising out of or related to this Agreement and regardless of the form of action or legal theory, other than Losses incurred as a result of Administrator’s own intentional misconduct, bad faith or fraud, shall not exceed the fees received by the Administrator for services provided hereunder during the eighteen (18) months immediately prior to the date of the first such Loss; provided that if this Agreement has not been effective for eighteen (18) months, such amount shall be calculated based on the average amount of monthly fees for such period as the Agreement shall have been in effect applied to a eighteen (18) month period.

(c) Subject to the Administrator’s compliance with the Standard of Care, the Administrator shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d) Provided that the Administrator acts within the Standard of Care, the Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which the Administrator reasonably believes to be genuine. Provided that the Administrator acts within the Standard of Care, the Administrator shall not be liable for any damages that are caused by actions or omissions taken by the Administrator in accordance with Written Instructions. Provided that the Administrator acts within the Standard of Care, the Administrator shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(e) Neither the Fund nor the Administrator or their respective affiliates shall be liable to each other for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Fund, the Administrator or their respective affiliates.

(f) Each party shall have a duty to mitigate damages for which the other party may become responsible.

(g) This Section 10 shall survive termination of this Agreement.

11. Indemnification. (a) Absent the Administrator’s material breach of this Agreement or failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless the Administrator and its affiliates and their respective directors, trustees, officers, agents and employees from all Losses arising directly from: (a) any action or omission to act by any prior administrator of the Fund; and (b) any action taken or omitted to be taken by the Administrator in connection with the provision of services to the Fund pursuant to this Agreement. This Section 11(a) shall survive termination of this Agreement for a period of two years.

(b) Administrator agrees to indemnify the Fund and hold the Fund harmless from and against any and all Losses asserted against the Fund directly by reason of or as a result of Administrator’s material breach of this Agreement or failure to exercise the Standard of Care set forth in this Agreement; provided however, that Administrator shall not indemnify the Fund for Losses to the extent primarily arising out of the Fund’s own willful misfeasance, willful misconduct or negligence or material breach of this Agreement. This Section 11(b) shall survive termination of this Agreement for a period of two years.

12. Description of Accounting Services on a Continuous Basis. The Administrator will perform the following accounting services with respect to the Fund:

(i)	Journalize investment, capital and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for the Fund (the “Adviser”) and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate the contractual fees and expenses of the Fund payable to Fund service providers;

(ix)	Monitor the expense accruals and notify the Fund’s chief financial officer or his or her delegate of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)	Compute the amount of monthly dividends and available distributions to be paid by the Fund and consult with the Fund’s treasurer, financial officers and accountants regarding the same and perform periodic analysis of available net investment income to assist the Fund’s adviser in managing the Fund’s dividend policy;

(xiv)	As mutually agreed upon by the parties hereto, provide reports to lenders of the Fund as are required by loan agreements and provide testing to assist the Fund in complying with such agreements;

(xv)	As mutually agreed upon by the parties hereto, provide reports to agencies providing a credit rating to the Fund and provide testing to assist the Fund in complying with ratings criteria and guidelines;

(xvi)

Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund’s investments pursuant to the Fund’s valuation procedures (attached hereto as Appendix B, as Appendix B may be updated, revised, restated or supplemented by the Fund and delivered to Administrator from time to time); provided, however, that the Administrator shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall the Administrator have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xvii)	Transmit a copy of the daily portfolio valuation to the Adviser;

(xviii)	Compute net asset value and, as mutually agreed upon by the parties hereto, provide net asset value on a daily basis to the Fund’s website (via a technology as mutually agreed) and other locations as directed by client; and

(xix)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if requested, portfolio average dollar-weighted maturity.

13. Description of Administration Services on a Continuous Basis. The Administrator will perform the following administration services with respect to the Fund:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(iv)	Prepare for execution and filing the Fund’s Federal and state tax returns;

(v)	Compute tax basis provisions for both excise and income tax purposes and calculate tax disclosure information for the Fund’s audited financial statements;

(v)	Monitor the Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended and provide periodic testing of the Fund with respect to compliance with the requirements of the 1940 Act and limitations for the Fund contained in the Registration Statement for the Fund as may be mutually agreed upon by the parties hereto and to the extent such information is maintained by the Administrator, including quarterly compliance reporting to the designated officer(s) of the Fund as well as preparation of Board compliance materials;

(vi)	Prepare the Fund’s annual and semi-annual shareholder reports and coordinate the printing of such reports and the filing of the same with the SEC on Form N-CSR. Prepare the Fund’s quarterly reports on Form N-Q and coordinate the filing of the same with the SEC. Prepare such other regulatory reports and filings as the parties hereto agree;

(vii)	Coordinate the audit of each Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

(viii)	At the direction of the Fund’s chief legal officer, prepare and coordinate with the Fund’s counsel post-effective amendments to the Fund’s registration statement on Form N-2, as needed (but no more than two per calendar year, unless otherwise agreed by the parties), and coordinate with the Fund’s financial printer to file such amendments; and prepare and file semi-annual reports on Form N-SAR, subject to the review of Fund management;

(ix)	At the direction of the Fund’s chief legal officer, assist in the preparation of notices of annual meetings (and if requested and agreed to by Administrator, special meetings) of shareholders and proxy materials relating to such meetings;

(x)	At the direction of the Fund’s chief legal officer, prepare Form N-PX (provided that such documentation is delivered in the format requested by the Administrator) and coordinate the filing of the same with the SEC;

(xi)	Assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund’s board of directors;

(xii)	Monitor the Fund’s assets to assure adequate fidelity bond coverage is maintained;

(xiii)	At the direction of the Fund’s chief legal officer, draft agendas (with the final selection of items to be made by the Fund’s counsel), resolutions and materials for quarterly board meetings, and for special meetings of the board as may be requested by the Fund and agreed to by Administrator;

(xiv)	Coordinate the preparation, assembly and mailing of quarterly board meeting materials, and materials for special board meetings as may be requested by the Fund and agreed to by Administrator;

(xv)	At the direction of the Fund’s chief legal officer, attend quarterly board meetings and draft minutes thereof, and attend and prepare the same for such special board meetings as may be requested by the Fund and agreed to by Administrator;

(xvi)	Maintain a calendar that identifies the required SEC filing and board approval deadlines;

(xvii)	Maintain copies of the Fund’s agreements and governing documents;

(xviii)	Assist the Fund in the handling of SEC examinations, including the production of documents and responses thereto;

(xix)	If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-Q or Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, the Administrator will provide (to such person or entity as agreed between the Fund and the Administrator) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between the Fund and the Administrator from time to time. The Administrator shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement;

(xx)	Coordinate services and communications between the Fund and the other service providers of the Fund who are affiliates of Administrator;

(xxi)	Provide compliance policies and procedures related to services provided by the Administrator to the extent such services are covered by Rule 38a-1 promulgated under the 1940 Act, and summary procedures thereof and an annual certification letter in respect of such procedures; and

(xxii)	Such other regulatory and administrative services as the parties hereto may from time to time agree upon in writing.

All regulatory services are subject to the review and approval of Fund counsel.

14. Duration and Termination.

(a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of one (1) year (the “Initial Term”).

(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or the Administrator provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c) In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to the Administrator prior to any such conversion.

(d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the

Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

15. Notices. Notices shall be addressed (a) if to the Administrator, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as the Administrator may inform the Fund in writing); (b) if to the Fund, at 9 West 57th Street, New York, NY 10019, Attention:                      (or such other address as the Fund may inform the Administrator in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

16. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

17. Assignment. With the written consent of the Fund (such consent not to be unreasonably withheld, conditioned or delayed), the Administrator may assign this Agreement and/or its rights hereunder to any affiliate of the Administrator. Such consent shall not be necessary for the delegation of certain obligations or duties to an affiliate of Administrator provided that Administrator remains fully and unconditionally liable, in accordance with the terms of this Agreement, for all delegated obligations or duties.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Miscellaneous.

(a) Notwithstanding anything in this Agreement to the contrary, should the Fund make any modifications to its registration statement or adopt any policies which would materially affect the obligations or responsibilities of the Administrator hereunder without the prior written consent of the Administrator (such consent to not be unreasonably withheld, conditioned or delayed), the Administrator shall not be bound to such changes in its obligations or responsibilities or be required to provide services related thereto. The scope of services to be provided by the Administrator under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

(b) The Administrator shall at all times maintain insurance coverage adequate for the nature of its administration and accounting services, and shall provide the Funds a memorandum of insurance summarizing its insurance coverage, upon reasonable request.

(c) During the term of this Agreement and for one year thereafter, neither party shall (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the other party’s employees, and shall cause their affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the other party’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of an other party’s employee if the other party’s employee was identified by such entity solely as a result of the employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(d) Except as expressly provided in this Agreement, the Administrator hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. The Administrator disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(e) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of the Administrator are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and the Administrator.

(f) The Fund will provide such information and documentation as the Administrator may reasonably request in connection with services provided by the Administrator to the Fund.

(g) This Agreement shall be deemed to be a contract made in New York and governed by New York law, without regard to principles of conflicts of law.

(h) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(i) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(j) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Administrator’s affiliates are financial institutions, and the Administrator may, as a matter of policy, request (or may have already requested) the Adviser’s and the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. The Administrator may also ask (and may have already asked) for additional identifying information, and the Administrator may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k) Administrator acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of shareholders in the Fund obtained under this Agreement, except disclosures in connection with carrying out the services set forth in this Agreement or as otherwise permitted by law or regulation. The Administrator agrees to implement and maintain appropriate security measures to protect “personal information”, as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations.

(l) Notwithstanding anything in this Agreement to the contrary, the obligations of the Fund entered into in the name or on behalf thereof by any director, trustee, representative, employee or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, trustees, shareholders, representatives, employees or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund. For the avoidance of doubt, if the Fund shall establish any separate series, it is acknowledged and agreed that the liabilities and obligations of each series shall be separate and apart from each other series and under no circumstance shall any series be liable for the liabilities and obligations of any other series. For the avoidance of doubt, it is acknowledged and agreed that the agreements made herein by the Fund bind and obligate only the Fund and its assets and no related, affiliated or controlling person of the Fund shall have any liability for the debts or obligations of the Fund hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:
Title:

APOLLO SENIOR FLOATING RATE FUND INC.

By:
Name:
Title:

APPENDIX A

Definitions

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Directors to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Oral Instructions” mean oral instructions received by the Administrator from an Authorized Person or from a person reasonably believed by the Administrator to be an Authorized Person. The Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” means the shares Common Stock of the Fund.

(h)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by the Administrator to be an Authorized Person) and received by the Administrator or (ii) Fund trade instructions transmitted (and received by the Administrator) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.